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                               RADIAN GROUP INC.
                        SCHEDULE OF NET INCOME PER SHARE


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                                                                QUARTER ENDED JUNE 30          SIX MONTHS ENDED JUNE 30
                                                               ------------------------        ------------------------
                                                                 1999            1999            1999           1998
                                                               --------        --------        --------        --------
(In thousands, except per-share amounts and market prices)

Net income ....................................                $ 25,094        $ 34,752        $ 62,447        $ 67,754
Preferred stock dividend adjustment ...........                    (825)           (825)         (1,650)         (1,650)
                                                               --------        --------        --------        --------
Adjusted net income ...........................                $ 24,269        $ 33,927        $ 60,797        $ 66,104

Average diluted stock options outstanding .....                 2,413.6         2,367.6         2,459.3         2,421.2
Average exercise price per share ..............                   27.94           25.23           28.01           24.61
Average market price per share - diluted basis                    45.52           62.47           44.07           63.31

Average common shares outstanding .............                  36,905          36,673          36,883          36,663
Increase in shares due to exercise of options -
 diluted basis ................................                     986           1,230             924           1,217

Adjusted shares outstanding - diluted .........                  37,891          37,903          37,807          37,880

Net income per share - basic ..................                $   0.66        $   0.93        $   1.65        $   1.80
                                                               ========        ========        ========        ========

Net income per share - diluted ................                $   0.64        $   0.90        $   1.61        $   1.75
                                                               ========        ========        ========        ========
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